UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  May 5, 2009

SMF ENERGY CORPORATION
(Exact name of registrant as specified in its charter)

DELAWARE	000-21825	65-0707824
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

200 W. Cypress Creek Rd., Suite 400	Fort Lauderdale, Florida	33309
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (954) 308-4200

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.    Entry into a Material Definitive Agreement

On May 5, 2009, SMF Energy Corporation (the “Company”) accepted a series of Payment in Kind Agreements (the “PIK Agreements”) tendered by each of the various stockholders (the “Preferred Stockholders”) of its Series A Convertible Preferred Stock (the “Series A Preferred Stock”), Series B Convertible Preferred Stock (the “Series B Preferred Stock”) and Series C Convertible Preferred Stock (the “Series C Preferred Stock”).  While the PIK Agreements were originally dated April 27, 2009, the Company did not accept them until the Company determined, on May 5, 2009, that all Preferred Stockholders were offering to accept non-cash dividends on the terms provided in those agreements.

The PIK Agreements, in substantially the form attached hereto as Exhibit 10.1 and incorporated by reference herein, permit the Company to pay the cash dividends due to the Preferred Stockholders in unregistered shares of the Company’s common stock (the “Shares”).  The Shares were valued at $0.23 per share, the official closing price on the Nasdaq Stock Market on April 24, 2009, the trading day immediately preceding the effective date of the PIK Agreements. The total cash dividends payable to the Preferred Stockholders for the quarters ended December 31, 2008 and March 31, 2009 amounted to an aggregate of $255,549.52, which results in an aggregate of 1,111,091 Shares that will be issued to the Preferred Stockholders in accordance with the terms of the PIK Agreements.

Item 3.02.    Unregistered Sales of Equity Securities

The information provided in Item 1.01 of this Form 8-K is incorporated by reference into this Item 3.02.

The offer and sale of the Shares are exempt from registration under the Securities Act of 1933 (the “Act”) as a private offering to “accredited investors” under Sections 4(2) and 4(6) of the Act and Regulation D promulgated thereunder.  The Company has agreed to use reasonable commercial efforts to register the Shares under the Act.

Item 9.01    Financial Statements and Exhibits

(d)           Exhibits

Exhibit No.	Description

10.1	Form of Payment in Kind Agreement

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: May 8, 2009	SMF ENERGY CORPORATION

	By:	/s/ Richard E. Gathright
Richard E. Gathright, Chief Executive Officer and President

EXHIBIT INDEX

EXHIBIT NO.	DESCRIPTION
10.1	Form of Payment in Kind Agreement